Execution Copy

STOCK PURCHASE AGREEMENT

by and among

GLOBISENS SHAREHOLDERS

GLOBISENS LTD.,

and

LOGICAL CHOICE CORPORATION

As of October ___, 2014

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of ___ October 2014, by and among (i) DOVI BRUKER, an individual (“Bruker” or the “Majority Globisens Shareholder”) and the other individuals who have executed this Agreement on the signature page hereof (each a “Minority Globisens Shareholder” and collectively, the “Minority Globisens Shareholders”); (ii) GLOBISENS LTD., a corporation organized under the laws of the State of Israel (“Globisens” or the “Company”); and (iii) LOGICAL CHOICE CORPORATION, a Nevada corporation (“LCC” or the “Buyer”).

The Majority Globisens Shareholder and the Minority Globisens Shareholders are hereinafter sometimes collectively referred as the “Globisens Shareholders” or “Sellers.” The Globisens Shareholders are hereinafter sometimes collectively referred to as the “Selling Parties” and the Globisens Shareholders, the Company and the Buyer are sometimes individually referred to as a “Party” and collectively as the “Parties.” Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them as set forth on Annex I, annexed hereto. It is agreed and acknowledged that each of the Globisens Shareholders is entering into this Agreement severally and not jointly with the other Globisens Shareholders.

WHEREAS, the Company is engaged in, among other things, the business of designing, developing and selling education technology products and services (the “Business”);

WHEREAS, upon the terms, in the manner and subject to the conditions set forth in this Agreement, the Globisens Shareholders and the board of directors of the Company desire to cause to consummate a transaction with the Buyer, pursuant to which the Globisens Shareholders, as collective owners of 100% of the Company’s outstanding capital stock, will sell all their shareholdings of the Company at the Closing (as defined below) in consideration for Five Million Two Hundred Fifty Thousand Dollars ($5,250,000), payable in the manner hereinafter described (the “Transaction”); and

WHEREAS, upon the terms, in the manner and subject to the conditions set forth in this Agreement, the Buyer is willing to acquire all Shares in the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE I.

THE TRANSACTION

1.1 Globisens Capitalization.

(a) As of the date of this Agreement, the Globisens Shareholders own 13,901 Ordinary Shares 0.01(NIS) par value per share (the “Ordinary Shares”) which represent of record and beneficially One Hundred Percent (100%) of the issued and outstanding share capital of the Company, as described in the capitalization table attached hereto as Annex A and made a part hereof (the “Capitalization Table”). As used in this Agreement, the term “Fully-Diluted Company Shares” shall mean the collective reference to (i) all issued and outstanding Company Ordinary Shares, (ii) all issued and outstanding Company preferred or preference shares (if any), (iii) all Ordinary Shares as may be issuable upon the exercise of all warrants, stock options or other rights granted to any Person to purchase such Company Ordinary Shares, and (iv) all Company Ordinary Shares that may be issued upon conversion into Company Ordinary Shares of notes, debentures, preferred stock or other securities convertible into such Company Ordinary Shares.

1.2 Acquisition of Subject Globisens Shares.

(a) On the “Closing Date” (herein defined), the Buyer shall acquire from the Globisens Shareholders, in consideration for the payment of aggregate amount of USD Five Million ($5,250,000) Dollars (the “Purchase Price”), an aggregate of Thirteen Thousand Nine Hundred and One (13,901) Company Ordinary Shares representing One Hundred One Percent (100%) of the Fully-Diluted Company Shares (the “Subject Globisens Shares”). At the Closing (as defined hereinafter) Buyer shall purchase (i) from Bruker a total of 8,693 Ordinary Shares, representing 62.54% of the Subject Shares, and (ii) from the Minority Globisens Shareholders, as follows: (A) from Benjamin Kaufman (“Kaufman”) a total of 2,780 Ordinary Shares, representing 20.00% of the Subject Shares, (B) from Alejandro Jose Merikanskas Halpern (“AJ Halpern”) a total of 1,005 Ordinary Shares, representing 7.23% of the Subject Shares, (C) from Arturo Leon Merikanskanskas Halpern (“AL Halpern”) a total of 1,005 Ordinary Shares, representing 7.23% of the Subject Shares, and (D) from Judith Anat Herzog (“Herzog”) a total of 417 Ordinary Shares, representing 3.00% of the Subject Shares. Accordingly, Bruker shall be entitled to 62.54% of the Purchase Price, Kaufman shall be entitled to 20.00% of the Purchase Price, AJ Halpern shall be entitled to 7.23% of the Purchase Price, AL Halpern shall be entitled to 7.23% of the Purchase Price and Herzog shall be entitled to 3.00% of the Purchase Price (for each such Globisens Shareholders, the “Pro Rata Entitlement”).

(b) At the closing of the Buyer’s purchase of the Subject Globisens Shares on the Closing Date (the “Closing”) and against payment of the Purchase Price, the Company shall deliver to the Buyer share certificates evidencing all of the Subject Globisens Shares, and upon the due transfer of the Subject Globisens Shares, Buyer shall be registered at the Company’s Registrar of Shareholders as the legal owner of the Subject Globisens Shares having good and marketable title to the Subject Globisens Shares, free and clear of all Encumbrances, other than as set forth in Section 1.4 below and the Pledge granted hereunder.

1.3 Purchase Price and Payment. The Purchase Price shall be payable to the Globisens Shareholders in full on the Closing Date as follows:

(a) The sum of Two Million Five Hundred Thousand ($2,500,000) Dollars (“Closing Cash Consideration”) shall be paid at Closing in cash by wire transfer of immediately available funds to the accounts designated by each Globisens Shareholder (which shall be distributed among such shareholders according to Annex A hereto)according to their Pro Rata Entitlement ; it being understood by the Parties that (i) the Closing Cash Consideration shall be paid out of the net proceeds of the “Buyer IPO” described below and (ii) Buyer shall at all times, ensure sufficient funds to be paid upon exercise of the Put Option (described below); and

(b) The sum of Two Million Seven Hundred Fifty Thousand ($2,750,000) Dollars shall be paid at Closing by delivery and transfer of an aggregate of Two Million Seven Hundred and Fifty Thousand ($2,750,000) Dollars of common stock, $0.001 par value per share (the “Buyer Common Stock”). On the Closing Date, Buyer shall deliver and transfer for the benefit of each of the Globisens Shareholders its applicable “Pro Rata Entitlement” of Buyer Common Stock as detailed in Annex A attached hereto. Such applicable Buyer Common Stock shall be delivered to a trustee designated according to the ITA (as defined below) (the “Common Stock Trustee), that number of shares of the Buyer Common Stock as shall be determined by dividing (i) (USD) $2,750,000, by (ii) the per share price at which shares of Buyer Common Stock is initially offered to the public in the Buyer IPO (the “Buyer Shares”); provided, however, that in no event shall the Buyer Shares represent less than 3.437% of the issued and outstanding “Buyer Fully-Diluted Common Stock” (herein defined) immediately prior to the Buyer IPO, based on a (USD) Eighty Million Dollar ($80,000,000) valuation of all Buyer Fully-Diluted Common Stock immediately prior to the Buyer IPO (the “Market Valuation”). In the event that for any reason, the Market Valuation in the Buyer IPO shall be less than (USD) $80,000,000, the percentage of the Buyer Fully-Diluted Common Stock represented by the Buyer Shares shall be proportionately increased. The term “Buyer Fully-Diluted Common Stock” shall mean the collective reference to (i) all issued and outstanding Buyer Common Stock, (ii) all issued and outstanding Buyer preferred or preference shares (if any), (iii) all Common Stock as may be issuable upon the exercise of all warrants, stock options or other rights granted to any Person to purchase such Buyer Common Stock, and (iv) all Buyer Common Stock that may be issued upon conversion into Buyer Common Stock of notes, debentures, preferred stock or other securities convertible into such Buyer Common Stock.

(c) Upon execution of this Agreement Buyer shall wire transfer to Company’s bank account an amount of $44,000 (the “Primary Company’s Expenses”) in order to pay for the Company’s expenses incurred for the preparation of the “Required Financial Statements” (defined below) through June 30, 2014 and the Pre-Ruling ( as defined below). In the event that the Buyer shall require a review of the September 30, 2014 quarterly financial statements of the Company or an audit of the Company’s fiscal year 2014 financial statements for the Buyer IPO as part of the “Required Financial Statements” (defined herein), the costs of the review or audit of such Required Financial Statements shall be borne by the Buyer.

1.4 Put Option; Lock Up Agreement and Trustee Instructions Agreement.

(a) In order to secure the value of the Buyer Shares, subject to the terms and conditions of this Section 1.4, on the Closing Date the Buyer shall grant to the Globisens Shareholders an option (the “Put Option”), exercisable at any time during the two (2) year period, commencing after two (2) years following the Closing Date and ending four (4) years following the Closing Date (the “Put Option Period”), to cause the Buyer to redeem and repurchase all or a portion of the Buyer Shares from each of Globisens Shareholders according to their Pro Rata Entitlement, at a price for each Buyer Share made subject to such Put Option based on a (USD) Two Million Seven Hundred and Fifty Thousand ($2,750,000) Dollars value for all of such Buyer Shares (the “Put Option Price”). The Put Option may be exercised at any time or from time to time, during the Put Option Period, upon thirty (30) days prior written notice to the Buyer given by Bruker as a representative of the Globisens Shareholders (the “Representative”) on behalf of the Globisens Shareholders.

(b) From the Closing Date to and for two (2) years thereafter and until the commencement of the Put Option Period (the “Lock Up Period”), unless otherwise approved by the Buyer and the managing underwriter of the Buyer Common Stock in connection with the Buyer IPO (the “Underwriter”), the Globisens Shareholders shall not sell, transfer, hypothecate or assign (collectively, “Transfer”) any of their Buyer Shares. Upon the commencement of the Put Option Period, there shall be no restrictions on Transfer of the Buyer Shares.

(c) Notwithstanding the foregoing or any other provision of this Agreement, in the event that at any time during the Put Option Period all of the Buyer Shares (i) shall have been registered for resale under the United States Securities Act of 1933, as amended (the “Securities Act”), or may immediately be resold to the public without restriction pursuant to an applicable exemption from the registration requirements of the Securities Act (either, the “Salable Shares”), and (ii) any or all of such Salable Shares have been sold by the Globisens Shareholders at a price per Buyer Share that equals or exceeds the initial per share offering price in which shares of Buyer Common Stock were sold to the public in the Buyer IPO (the “IPO Offering Price”), the dollar amount and number of Buyer Shares that Buyer is obligated to purchase upon exercise of the Put Option shall be reduced by the dollar value of the number of Salable Shares that were sold by the Globisens Shareholders. For the avoidance of doubt, if (x) the initial per share offering price in which shares of Buyer Common Stock were sold to the public in the Buyer IPO is $5.00 and the number of Buyer Shares is 550,000 Buyer Shares (valued at $2,750,000) and (y) the number of Salable Shares sold by Globisens Shareholders is 300,000 Buyer Shares sold at a price of $7.50 per share (valued at $2,250,000), then the Put Option may only be exercised for 100,000 additional Buyer Shares for $5.00 per share, or $500,000. The remaining 150,000 Buyer Shares would be retained by the Globisens Shareholders.

Nothing contained in this Section 1.4(c) shall require Globisens Shareholders to sell Salable Shares at or above the IPO Offering Price during the Put Option Period; provided, however, that, if any of the Globisens Shareholders elects, either at the commencement of or during the Put Option Period, not to sell otherwise Salable Shares at or above the IPO Offering Price, in lieu of the Buyer being required to repurchase the Buyer Shares upon exercise of the Put Option, the Buyer or its Affiliates may at any time during the Put Option Period, either prior to or following exercise of such Put Option, shall have the right to arrange for a third party to purchase in a brokers transaction or otherwise such Salable Shares at a price equal, to or higher than the IPO Offering Price; in which event, if the Globisens Shareholder(s) shall not sell their Salable Shares to such third party for cash at the IPO Offering Price, or at a higher price as shall be offered, the Put Option shall expire.

(d) In order to secure the exercise of the Put Option and the payment thereunder, on the Closing Date, (i) the Buyer shall deliver to Arad & Co. Trust Ltd. attn: Lior Kwintner, Esq. 1 Kermenitzki St., Tel-Aviv 6789901, Israel (the “Trustee”) the applicable share certificates and executed Transfer Deeds evidencing 100% of the Subject Globisens Shares purchased by the Buyer at the Closing and (ii) execute a deed of first priority pledge in the form attached hereto as Exhibit 1.5(d)(ii) (the “Deed of Pledge” or the Pledge”). The Trustee shall hold the Transfer Deeds and Subject Globisens Shares certificates under a Trustee Instructions Agreement among the Globisens Shareholders, the Company, the Buyer and the Trustee, in the form annexed hereto as Exhibit 1.4(b) and made a part hereof (the “Trustee Instructions Agreement”). Such Trustee Instructions Agreement shall provide, inter alia, that in the event that the Put Option shall be exercised and the Buyer shall, within thirty (30) days from the exercise of the Put Option, fail to redeem and repurchase the Buyer Shares for the full Put Option Price (“Buyer Repurchase Failure”) then and in such event all Subject Globisens Shares shall be returned and transferred by the Trustee to the Globisens Shareholders free and clear of all Encumbrances according to their Pro Rata Entitlement.

(e) It is clarified agreed and understood that in any event, including upon the return and transfer of the Subject Globisens Shares according to the immediate preceding Section 1.4(d), the Globisens Shareholders shall always retain the full cash portion of the Purchase Price paid at the Closing. In no event shall the number of Subject Globisens Shares that are subject to the Put Option be reduced if there shall be a Buyer Repurchase Failure. Additionally, the Trustee Instructions Agreement shall provide that upon timely payment of the Put Option Price or upon the expiration of the Put Option, all of the certificates evidencing the Subject Globisens Shares and related Transfer Deeds shall be promptly returned by the Trustee to the Buyer.

(c) Subject to the requirements of the tax laws of the State of Israel, if the Put Option is exercisable, but not exercised during the Put Option Period, the Buyer Shares shall continue to be held by the Common Stock Trustee until the expiration of four (4) years from the Closing Date.

1.5 Closing.

(a) Time and Place of the Closing; Buyer IPO. The closing of this Agreement and the transactions contemplated hereby (the “Closing”) shall take place on a date (the “Closing Date”) shall be immediately following the Buyer’s consummation of its initial public offering on The NASDAQ Stock Market or the NYSE:American Stock Exchange of Buyer Common Stock (the “Buyer IPO”) pursuant to a registration statement on Form S-1 (the “Registration Statement”) that is declared effective by the United States Securities and Exchange Commission (“SEC”). The Closing shall take place at the offices of the counsel to the Buyer or remotely via the exchange of documents and signatures as the Buyer and the Globisens Shareholders mutually agreed upon, in writing. Notwithstanding the foregoing, the Closing Date shall occur on or before March 31, 2015 (the “Outside Closing Date”), unless such Outside Closing Date shall be extended by mutual written agreement of Representative and the Buyer.

(b) Required Financial Statements. In connection with the Buyer IPO, the Sellers shall cause the Company to deliver to the Buyer:

(i) by a date which shall be not later than September 30, 2014, the audited balance sheet, statement of operations, statement of cash flows and statement of stockholders equity of the Company as at December 31, 2012 and December 31, 2013 and for the two fiscal years the ended (the “2012 and 2013 Financial Statements”);

(ii) if required under Regulation D and Regulation S-X, as promulgated under the United States Securities Act of 1933, as amended, following the date of this Agreement, the audited balance sheet, statement of operations, statement of cash flows and statement of stockholders equity of the Company as at December 31, 2014 and for the fiscal year the ended (the “2014 Financial Statement” and together with the 2012 and 2013 Financial Statements, the “Audited Financial Statements”); and

(iii) the comparative unaudited financial statements of the Company for the comparative nine month periods ended September 30, 2013 and September 30, 2014 (the “Unaudited Financial Statements”), which Unaudited Financial Statements shall be updated by the Company to a date which shall be 45 days prior to the effective date of the Registration Statement

The Audited Financial Statements and the Unaudited Financial Statements are collectively referred to in this Agreement as the “Required Financial Statements”). Such Required Financial Statements shall include a balance sheet, statement of income and statement of cash flows and the Audited Financial Statements shall be accompanied by the audit report of an accounting firm that is qualified to audit financial statements of United States publicly traded companies.

(c) Tax Pre-Ruling. The Transaction contemplated herein is subject to the grant prior to the Closing Date of a tax pre-ruling by the ITA according to Section 104H of the Israeli Income Tax Act (the “Pre-Ruling”). The parties hereto acknowledge and agree that there is no assurance that such Pre-Ruling shall be granted.

(d) Deliveries and Transactions at the Closing. At the Closing, the following transactions shall occur simultaneously (no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered):

(i) Share Transfer Deed. Share Transfer Deed in respect of the Subject Globisens Shares, effectuating the transfer thereof to the Buyer, in the form attached hereto as Exhibit 1.5(d)(i), shall be signed by the each Globisens Shareholder and the Buyer (the “Deed”); according to Section 1.4(b), Buyer shall sign a new transfer Deed to be deposited with the Trustee;

(ii) Deed of Pledge. Deed of Pledge and certificates to be dully issued to the Registrar of Pledges in Israel, in the forms attached hereto as Exhibit 1.5(d)(ii), shall be executed by the applicable parties. Buyer shall provide certified and notarized copies (from its state of incorporation) of (i) Buyer’s certificate of incorporation, and (ii) Buyer’s Good Standing certificate, valid as of Closing Date;

(iii) Share Certificates; Registration. The Company shall provide the Buyer with a validly executed share certificate in the form attached hereto as Exhibit 1.5(d) (iii), in the name of Buyer reflecting the Subject Globisens Shares being purchased by the Buyer on the Closing Date, and the Company shall register the allotment of such Shares in the Company’s shareholders register including an indication of the pledge of such shares, together with completed notice of such issuance to the Israeli Registrar of Companies acceptable for filing after the Closing.

(iv) Board Resolutions. The Company shall provide the Buyer with a copy of duly executed resolutions of the Board, in the form attached hereto as Exhibit 1.5(d)(iv), by which, inter alia (a) the Board recommends to the Company’s shareholders to replace the current Articles of Association of the Company with the Amended Articles (as defined below), (b) the board authorizes the sale and transfer of the Subject Globisens Shares in accordance with and subject to, the terms of this Agreement (at the Closing).

(v) Shareholders Resolution. The Company shall provide Buyer with a copy of duly executed resolutions of the Company’s shareholders in the form attached hereto as Exhibit 1.5(d)(v), by which, inter alia, the resolutions of the Board referred to in Section 1.5(b)(iv) shall have been approved,

(vi) Amended Articles. The Shareholders resolution referred to in Exhibit 1.5(b)(v) shall also approve (A) replacing the current Articles of Association of the Company with new Articles of Association (“Amended Articles”) in the form attached hereto as Exhibit 1.5(d)(vi) and (B) the terms of Bruker’s new Employment Agreement.

(vii) Required Financial Statements. The Company shall have previously timely provided the Buyer with the Required Financial Statements.

(viii) Pre-Ruling; Withholding Tax. The Tax Pre-Ruling shall have been granted by the Israeli income tax authorities (“ITA”) and each Globisens Shareholders shall provide Buyer and the Company with a duly issued written confirmation from the Israeli income tax authorities (“ITA”) of an exemption from deduction at source with respect to the Buyer Shares portion of the Purchase Price.

(ix) Payment of the Closing Cash Consideration. The Buyer will pay the Closing Cash Consideration ($2,500,000) to each of Globisens Shareholders according to Annex A by wire transfer of immediately available funds to each Globisens Shareholder bank account, in accordance with the details specified for each such shareholder in Exhibit 1.5 (d) (ix) (“Transfer Instructions”).

(x) Delivery of Buyer Common Stock. Buyer shall deliver to each Globisens Shareholder, stock certificates registered in the name of each of the Globisens Shareholders or the Common Stock Trustee and evidencing his or its Pro Rata Entitlement of Buyer Common Stock. The Buyer Common Stock shall be accompanied by a separate stock power, duly executed in blank by each Globisens Shareholder, to be delivered by the Common Stock Trustee to the Buyer if the Put Option is exercised pursuant to Section 1.4 of this Agreement. Similarly, the Buyer Shares shall be delivered to the Common Stock Trustee to be held pursuant to Section 1.4(c) of this Agreement.

(xi) Employment of Bruker. On the Closing Date, Dovi Bruker and the Company shall amend Bruker’s employment terms and enter into a new employment agreement in the form attached hereto as Exhibit 1.5(d)(xi) (the “Bruker Employment Agreement”).

(xii) Execution of Agreements. The agreements and documents attached hereto as Exhibits, shall have been executed and delivered by the applicable parties thereto

(e) It is agreed that all Annexes and/or Exhibits which are not attached to this Agreement upon signing, shall be completed by the Parties and be attached hereto until Closing.

ARTICLE II.

INTERIM PERIOD

2.1 Conduct of the Company. Except as (i) is expressly contemplated by this Agreement, (ii) may be required by applicable law, or (iii) may be agreed in advance and in writing, between Buyer and the Representative of the Globisens Shareholders, or, if under applicable law the decision is taken solely at the Board level, the approval of the directors appointed by Bruker, until the expiration of the Put Option, the Company shall conduct its business in the ordinary course and, to the extent consistent therewith, shall use commercially reasonable efforts to preserve intact its business organizations and relationships with customers, suppliers, legal counsel, distributors, creditors, lessors, unions, employees and business associates in all material respects. Without limiting the generality of the foregoing, subject to the exceptions set forth in clauses (i) through (iii) above, from the Closing Date until the earlier of (a) the payment according to the Put Option or (b) the expiration of the Put Option (the “Interim Period”), without the prior written approval of the Representative, the Company shall not:

(a) amend or otherwise modify its Amended Articles;

(b) (i) redeem, repurchase or otherwise acquire any of its share capital or other securities, (ii) issue, sell, pledge, dispose of or encumber any share capital, or securities convertible into or exchangeable for any share capital, or (iii) split, combine or reclassify any of its share capital (iii) register any transfer of the Subject Globisens Shares or new Encumbrance of such Shares (other than to the benefit of Globisens Shareholders according to the terms of this Agreement);

(c) merge or consolidate with, or acquire all or substantially all of the assets of any business or any corporation, partnership, joint venture, association or other business organization or division thereof; or effect an acquisition of shares or assets (including by way of merger) of another company;

(d) sell, lease, license or otherwise distribute or dispose of any material assets or property, except the sale of inventory in the ordinary course of business;

(e) (i) incur, assume, guarantee or modify any indebtedness for borrowed money in excess of $100,000, individually or in the aggregate, or (ii) create, incur or suffer to exist any Encumbrance upon any of its assets or properties in excess of $100,000, individually or in the aggregate, except in the ordinary course of business consistent with past practice;

(f) transfer or license to any third party or otherwise extend, amend or modify any rights to any Company IP, other than non-exclusive licenses to the extent such licenses are an integral part of the sale of inventory in the ordinary course of business or pursuant to any Company Contract (that has been made available to Buyer prior to the date hereof);

(g) change the manufacturer/production facility of the Company;

(h) increase the size of the Board or change the composition of the Board;

(i) effect any dissolution, liquidation or other winding up of the Company or the cessation of all or a substantial part of the business of the Company;

(j) except for a material breach by Bruker of his obligations and agreement under the Bruker Employment Agreement, appoint or remove the Company’s CEO;

(k) change or and/or effect any deviation therefrom from the 2 year annual operating plan and budget previously furnished by the Company to the Buyer.

(l) declare or pay any cash dividends or make any cash distributions to its shareholders.

2.2 Other Definitions. Unless otherwise defined in the body of this Agreement, all other capitalized terms shall have the same meaning as they are defined on Annex I, annexed to this Agreement and made a part hereof.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND BRUKER

Each of the Company and Bruker (collectively, the “Article III Parties”) do hereby jointly and severally make the following representations and warranties to the Buyer; provided, however, that except for the representations and warranties set forth in Section 3.1, Section 3.2 and Section 3.3 (all of which shall survive the Closing), all of the other representations and warranties of the Company and Bruker shall terminate as at the Closing Date and be of no further force or effect. The representations and warranties of the Company and Bruker contained in Sections 3.1 through 3.3 shall survive Closing indefinitely.

3.1 Due Organization and Qualification. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Israel and has the power and lawful authority to own, lease and operate its assets, properties and business and to carry on its Business as now conducted. The Company is qualified to transact business and is in good standing in each jurisdiction in which the nature of its business or location of its property requires such qualification.

3.2 Authority to Execute and Perform Agreements. The Company has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and all other “Transaction Documents” and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents to which the Company is a party and the consummation by the Selling Parties of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary Company’s corporate actions. This Agreement and the Transaction Documents have all been duly executed and delivered and are the valid and binding obligations of the Article III Parties enforceable against them in accordance with their terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights.

3.3 Ownership of Company Ordinary Shares.

(a) According to the Capitalization Table attached hereto, the Globisens Shareholders are or until the Closing shall be, the record and beneficial owner of all and not less than all of the Company Shares; and the Subject Globisens Shares represent and will represent one hundred percent (100%) of the Fully-Diluted Company Ordinary Shares that is issued or issuable as at the date of this Agreement and will be issued and outstanding as at the Closing Date.

3.4 Tax Matters.

(a) All Tax Returns with respect to the Company that are required to be filed before the Closing Date, have been or will be filed, the information provided on such Tax Returns is or will be complete and accurate in all material respects, and all Taxes shown to be due on such Tax Returns have been or will be paid in full, to the extent that a failure to file such Tax Returns or pay such Taxes, or an inaccuracy in such Tax Returns, could result in the Buyer being liable for such Taxes or could give rise to a Lien on the Company Ordinary Shares.

(b) There is no pending or, to the Knowledge of the Article III Parties, threatened action, audit, proceeding, or investigation by any taxing authority with respect to the assessment or collection of Taxes of the Company.

(c) The Company’s tax benefits and terms granted under its tax scheme as a “beneficiary plant” are described in Schedule 3.4.(c) attached hereto.

3.5 Compliance with Laws; Permits.

(a) To the Knowledge of the Article III Parties, the Company has not violated any Laws, which violation has had or is reasonably expected to have a material adverse effect on the Company. To the Knowledge of the Article III Parties, the Company has not made any illegal payment to officers or employees of any Governmental or Regulatory Authority, or made any payment to customers for the sharing of fees or to customers or suppliers for rebating of charges, or engaged in any other reciprocal practices that violate any Laws, or made any illegal consideration to purchasing agents or other representatives of customers in respect of sales made or to be made by the Company. The Company is not aware of facts that (with or without notice or lapse of time, or both) could result in the Company being in violation of any Law.

3.6 No Breach. The Globisens Shareholders’ execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not violate, conflict with or otherwise result in the breach or violation of any of the terms and conditions of, result in a modification of the effect of or constitute (or with notice or lapse of time or both would constitute) a default under (i) the Company’s Articles of Association ; (ii) to its knowledge, any Contract to which the Company or the Company Stockholders are a party or by or to which it or any of their assets are bound or subject; or (iii) to its knowledge, any Permit.

3.7 Litigation. Except as set forth on Schedule 3.7, neither the Company nor, to the Knowledge of the Article III Parties, any of its officers, directors or employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or employees, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate.

3.8 Employment Matters. Except as set forth on Schedule 3.8, the Company is not a party to any employment agreement, work-for-hire agreement or collective bargaining agreement.

3.9 Contracts. All material Contracts binding upon the Company that are set forth on (or required to be set forth on) Schedule 3.9 and on other Schedules hereto have been delivered or made available to the Buyer (or where a Contract is other than in writing, Schedule 3.9 contains a summary of the material terms of such Contract).

3.10 Title to Assets. Except as disclosed on Schedule 3.10, the Company owns outright and has good and marketable title to, or a valid leasehold interest in, all of its assets, free and clear of all Encumbrances. On the Closing Date, all of the assets and properties of the Company shall be free and clear of all Encumbrances.

3.11 Condition and Sufficiency of Equipment. All of the computers, servers and other equipment used by the Company in the operation of its Business (the “Equipment”) are in the reasonable judgment of the Company, in good operating condition and sufficient to enable the Company to conduct its Business as presently conducted.

3.12 Third Party Products. Schedule 3.12 sets forth a true and complete list of all products or services of the Company, which relate to the Company’s Business, currently being developed, sold or offered for sale by the Company which have been developed for others by Persons other than the Company (the “Third Party Products”).

3.13 Customer and Supplier Lists.

(a) Attached to Schedule 3.13(a) is a true and correct list of the Key Customers and Key Suppliers as of the date of this Agreement. Such customer list accurately contains the name and address, contract expiration date for each Key Customer. The Company has not licensed, sold or granted any rights to any Person to use any of such lists. The supplier list accurately contains the name and address, contract expiration date for each Key Supplier.

(b) Except as set forth on Schedule 3.13(b), to the Knowledge of the Article III Parties, there has been no written notice that any material customer or supplier of the Company: (i) intends to terminate its agreements with the Company, or otherwise modify its relationship with the Company, or (ii) that the acquisition of the Company Ordinary Shares by the Buyer will materially and adversely affect the relationships of the Buyer (as successor to the Business) with such customers or suppliers.

3.14 Operation of the Business. Except as set forth on Schedule 3.14 in connection with this Agreement or in connection with the businesses, the Company has not since June 30, 2014:

(a) except for content or Equipment or inventory acquired in the Ordinary Course, made any acquisition of all or any part of the assets, properties, capital stock or business of any other Persons or made any commitments to do any of the foregoing;

(b) except in the Ordinary Course, made any sale, assignment, transfer or license of any Products;

(c) except in the Ordinary Course, entered into or amended, or agreed to enter into or amend any Contract to which it is a party or to which it or its assets or properties related to the Company’s Business are bound or subject;

(d) Except as provided otherwise provided in this Agreement, hired, or agreed to hire, any Person to perform material services in connection with the Company’s Business; entered into or amended, or agreed to enter into or amend, any employment agreement of any employee; made or agreed to make any material payment or commitment to pay severance or termination pay to any of its officers, directors, employees, consultants, agents or other representatives;

(e) terminated or agreed to terminate, or failed to renew, or received any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any Contract that is or was material to its assets, properties, business, operations or condition (financial or otherwise) relating to the Business;

(f) suffered or incurred any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the assets, properties, business, operations, condition (financial or otherwise) or prospects of the Business;

(g) Except as provided in elsewhere in this Agreement, established or increased any bonus, commission, insurance, retention, deferred compensation, pension, retirement, profit sharing, stock option (including the granting of stock options, performance awards or restricted stock awards) or other employee benefit plan or arrangement, increased any salary or otherwise increased the compensation payable to or to become payable to any Employee;

(h) entered into any employment or severance agreement with any current or former employee providing services with respect to the Business;

(i) failed to make any payment to any creditor as they have become due and payable;

3.15 Financial Statements, Business Plan and Projections. The Company has supplied or will supply the Buyer according to this Agreement with (i) the unaudited financial statements of the Company, consisting of its balance sheet, statement of operations and statement of cash flows, as of December 31, 2012 and December 31, 2013, and for the two fiscal years then ended (the “Annual Financial Statements”) and the unaudited financial statements for the comparative nine month periods ended September 30, 2013 and September 30, 2014 (the “Interim Financial Statements”). The Annual Financial Statements have or when delivered, will have (i) been prepared in accordance with US GAAP or International Financial Reporting Accounting Standards (“IFRAS”), (ii) reflect all assets, liabilities and results of operations of the Company as at and for the fiscal periods applicable thereto as required in accordance with US GAAP or IFRAS. On or before the Closing Date, the Company shall furnish the Buyer with the Required Financial Statements, as provided elsewhere in this Agreement. The Buyer acknowledges that the Company has furnished to the Buyer the business plan and projections of the Company for the balance of 2014. In addition to the foregoing the Globisens Shareholders shall cause the Company to provide the Buyer with the “Required Financial Statements” (herein defined).

3.16 Intellectual Property.

(a) Schedule 3.16(a) sets forth, with respect to the Company, a complete and accurate list of all “Intellectual Property” (as that term is defined on Annex I to this Agreement) which is owned, licensed, leased or otherwise used by the Company.

(b) Schedule 3.16(b) sets forth a complete and accurate list of all material agreements to which the Company is a party or otherwise bound (i) granting or obtaining any right to use or practice any rights under any Intellectual Property or (ii) restricting the rights of the Company to use any Intellectual Property, including license agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements, and covenants not to sue (collectively, the “License Agreements”). The License Agreements are valid and binding obligations of all Parties thereto, enforceable in accordance with their terms, and, to the Knowledge of the Article III Parties, there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice of lapse of time or both) a default by any party under any such License Agreement. The Company has not licensed or sublicensed its rights in any Intellectual Property other than pursuant to the License Agreements.

(c) Except as set forth on Schedule 3.16:

(i) The Company owns, or has a valid right to use, free and clear of all Encumbrances, all of the Intellectual Property.

(ii) The Intellectual Property owned by the Company, and to the Knowledge of the Article III Parties, any Intellectual Property used by the Company, is subsisting, in full force and effect, has not been cancelled, expired, or abandoned, and is valid and enforceable.

(iii) There is no pending or, to the Knowledge of the Article III Parties threatened, claim, suit, arbitration or other adversarial Legal Proceeding before any court, agency, arbitral tribunal, or registration authority in any jurisdiction (A) involving the Intellectual Property owned by the Company, or, to the Knowledge of the Article III Parties, the Intellectual Property licensed to the Company, (B) alleging that the activities or the conduct of the Company’s Business do, or will, infringe upon, violate or constitute the unauthorized use of the intellectual property rights of any third party or (C) challenging the ownership, use, validity, enforceability or registrability of any Intellectual Property owned by the Company.

(iv) To the Knowledge of the Article III Parties the conduct of its Business does not infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe) any intellectual property rights owned or controlled by any third party. To the Knowledge of the Article III Parties, no third party is misappropriating, infringing, or violating any Intellectual Property owned or used by the Company and no such claims, suits, arbitration or other adversarial proceedings which have been brought against any third party by the Company remain unresolved.

(v) The Company has taken all necessary measures to protect the confidentiality of its Trade Secrets, including (i) requiring each individual person employed by the Company as of the Closing Date to execute an Employee Confidentiality Agreement, the form of which has been furnished to Buyer. To the knowledge of the Company, no Trade Secrets have been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement. To the knowledge of the Company, no party to any non-disclosure agreement relating to its trade secrets is in breach or default thereof.

3.17 Full Disclosure. The Company has made available to Buyer all the information reasonably available to the Company that the Buyer has requested for deciding whether to acquire the Subject Globisens Shares, all such information has been provided to Buyer’s satisfaction. To the Knowledge of the Article III Parties, all documents and other papers delivered to the Buyer by or on behalf of the Company in connection with this Agreement and the transactions contemplated hereby are true, complete and authentic. To the Knowledge of the Article III Parties, such documents and this Agreement do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make the statements made, in the context in which made, not false or misleading.

3.18 No Broker. Except as set forth on Schedule 3.18 hereto, to the Company’s knowledge no broker, finder, agent or similar intermediary has acted for or on behalf of the Globisens Shareholders in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Globisens Shareholders or any action taken by the Globisens Shareholders.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE MINORITY

GLOBISENS SHAREHOLDERS

Each of the Minority Globisens Shareholders severally and not jointly, represents and warrants to the Buyer; which representations and warranties shall survive the Closing indefinitely:

4.1 Due Organization. If it is a corporate entity, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its operation and it has the corporate power and lawful authority to own its assets and properties and to carry on its business as now conducted.

4.2 Ownership of Company Ordinary Shares.

(a) According to the Capitalization Table attached hereto as Annex A, it is or until the Closing he or it shall be, the record and beneficial owner of such number of Ordinary Shares as described in the Capitalization Table.

(b) All of the Company Ordinary Shares owned by such Minority Globisens Shareholder are owned free and clear of all Encumbrances and may be transferred and sold to the Buyer pursuant to this Agreement and the Articles of Association of the Company.

4.3 Authority. If a corporate entity, it has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and any other Transaction Document to which it is a party and the consummation by such Minority Globisens Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of such Minority Globisens Shareholder is necessary to authorize this Agreement or any Transaction Document to which it is a party or to consummate the transactions so contemplated.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby represents and warrants to the Globisens Shareholders and to the Company, as of the date hereof (except as to any representation or warranty which specifically relates to another date) and as of the Closing Date and until the end of the Put Option Period, as follows:

5.1 Due Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the corporate power and lawful authority to own its assets and properties and to carry on its business as now conducted.

5.2 Ownership. Vert Capital Corp. owns a majority of the outstanding shares of Fully-Diluted Common Stock of the Buyer.

5.3 Authority Relative to this Agreement and Transaction Documents. The Buyer has the full corporate power and authority to execute and deliver this Agreement and any Ancillary Agreement to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any other Transaction Document to which it is a party by the Buyer and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Buyer is necessary to authorize this Agreement or any Transaction Document to which it is a party or to consummate the transactions so contemplated. This Agreement and the Transaction Documents to which it is a party have been duly and validly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by the Globisens Shareholders and the Company, constitutes a legal, valid, and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms subject to the effect of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other Laws affecting creditor’s rights generally and general equitable principles.

5.4 Investment Intent. The Shares to be acquired by the Buyer hereunder will be acquired for investment for the Buyer’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Buyer further represents that the Buyer does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares to be acquired hereunder. Buyer has the financial capability to consummate the transactions hereunder and to pay the Globisens Shareholders the Purchase Price according to the terms of this Agreement.

5.5 No Broker. Except as set forth on Schedule 3.18, no broker, finder, agent or similar intermediary has acted for or on behalf of the Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Buyer or any action taken by the Buyer.

5.6 Litigation. Except as set forth on Schedule 5.6, there are no outstanding Orders against or involving Buyer applicable to the operations of the Buyer, or the Buyer. Except as set forth on Schedule 5.6, neither of the Buyer is now, nor have either of them been during the one (1) year prior to the date hereof, a party to or, to Buyer’ Knowledge threatened (in writing) with any Legal Proceeding applicable to the operations of the Buyer’s business. Except as set forth on Schedule 5.6, there is no dispute with any Person under contract with Buyer in connection with the operations of the Buyer’s business. In the event of any legal matter disclosed on Schedule 5.6, none of the legal matters set forth on Schedule 5.6, individually or together with any other, will result in a Material Adverse Change applicable to the operations of the Buyer’s business or the Company’s Business. Except as set forth on Schedule 5.6, to Buyer’ Knowledge, there is no fact, event or circumstance that may give rise to any legal matter that would be required to be set forth on Schedule 5.6 if currently pending or threatened in writing. There are no legal matters pending or, to Buyer’ Knowledge, threatened in writing that would give rise to any right of indemnification on the part of any past or present director or officer of the Buyer or the heirs, executors or administrators of such director or officer against the Buyer or any successor to the Buyer’s business.

5.7 Disclosure of Information; Due Diligence. The Buyer has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the Shares to be acquired hereunder with the Company’s management and has had an opportunity to review the Company’s facilities. Buyer is knowledgeable with the business of the Compnay and is entering into this Agreement and purchase the Subject Globisens Shares “As Is”, without any further representation or warranty on behalf of Company and Globisens Shareholders other than those specifically set forth in this Agreement.. Buyer have been fully satisfied with the results of its due diligence review of the Company and its assets and found them to its satisfaction and hereby fully and unconditionally waive any claims, contentions or demands against Selling Parties, Company and Bruker in relation thereto.

5.8 Restricted Securities. The Buyer understands that the Shares to be acquired hereunder have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the intent and the accuracy of the Buyer’s representations as expressed herein. The Buyer understands that the Shares to be acquired hereunder are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Buyer must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Buyer further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Buyer’s control, and which the Company is under no obligation and may not be able to satisfy. The Buyer understands that no public market now exists for the Shares, and that there is no assurance that a public market will ever exist for the Shares.

5.9 Accredited Investor5.10 . The Buyer is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

5.10 Buyer Shares. At the Closing, the Buyer shall have delivered to the Globisens Shareholders (or the Common Stock Trustee) good and exclusive title to, and all rights in connection with, the Buyer Shares, free and clear of any encumbrances or any restrictions on the right to vote. At the Closing, all Buyer Shares (a) have been duly authorized and validly issued, (b) are fully paid, and (c) have been issued in full compliance with (i) all applicable laws and the incorporation documents of the Buyer; and (ii) any pre-emptive rights or other rights to subscribe for or purchase securities of the Buyer. The Buyer Shares are not subject to any voting agreement, proxies, trusts or other agreement or understandings.

5.11 Buyer Shares Registration. Buyer shall ensure that effective immediately following the commencement of the Put Option Period, (i) upon the Globisens Shareholders demand, Buyer shall use its reasonably diligent efforts to cause such Buyer Shares to be registered. The Buyer will not be obligated to effect more than two consummated registrations (other than on Form S-3) under these demand registration right provisions; (ii) Globisnes Shareholders will have the right to require Buyer to file Registration Statements of its Common on Form S-3 (or any equivalent successor form); and (iii) the Globisens Shareholders will be entitled to “piggyback” registration rights on all registration statements of Buyer. All registration expenses (exclusive of underwriting discounts and commissions), including the fees and expenses of one counsel to represent the holders of Globisens Shareholders, shall be borne by Buyer. In connection with the foregoing registration, the Buyer and the Globisens Shareholders shall execute and delivery mutual indemnification agreements in form and content that are acceptable to the parties and typical in connection with the registration of securities for selling stockholders.

ARTICLE VI.

ADDITIONAL COVENANTS AND AGREEMENTS

6.1 Expenses of Transaction. Other than with respect to the Globisens Shareholders’ expenses hereunder which shall be borne by the Company and the Primary Company’s Expenses borne by Buyer, the Parties to this Agreement shall each bear their respective direct and indirect expenses incurred in connection with the negotiation, due diligence, preparation, execution and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, whether or not the transactions contemplated hereby and thereby are consummated, including, but not limited to, all fees and expenses of brokers, agents, representatives, counsel and accountants.

6.2 Certain Covenants.

(a) Non-Compete. Bruker acknowledges that he has entered into a covenant not to compete with the Company’s Business, all as set forth in the Bruker Employment Agreement. No other Minority Shareholder of the Company is actively engaged in the management or operation of the Business of the Company.

(b) Customers of the Business. None of the Parties hereto shall, directly or indirectly, persuade or attempt to persuade any customer or supplier or prospective customer or supplier of the Company not to hire or do business with the Company or any successor thereto.

(c) Confidential Information. Each of the Parties hereto shall keep secret and retain in strictest confidence, all confidential matters relating to the Company, including, but not limited to, “know how”, trade secrets, customer lists, supplier lists, details of consultant and employment Contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, technical processes, designs and design projects, processes, inventions, software, source codes, object codes, systems documentation and research projects and other business affairs related to the Company (collectively “Confidential Information”), and other than as a result of commercial relations between a Globisens Shareholder and the Company, shall not disclose them to anyone provided, however, this covenant shall not apply to any information which is or becomes generally available to the public through no wrongful act of such Party or others. Each Party hereto may disclose Confidential Information if required to do so in any legally, legal proceedings, subpoena, civil investigative demand or other similar process; provided, that such Restricted Party (i) provides the Company with prompt notice of such required disclosure so that the Company may attempt to obtain a protective order, (ii) cooperates with the Company, at the Company’s expense, in obtaining such protective order, and (iii) only discloses that Confidential Information which it is absolutely required to disclose as advised by counsel. Any Confidential Information required to be disclosed in any securities filings shall be agreed in advance between the applicable Parties involved.

(d) Rights and Remedies upon Breach. If a Party breaches, or threatens to commit a breach of, any of the provisions of this Section 6.2, the other parties shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Buyer under law or in equity:

(i) Equitable Remedies. The right and remedy to obtain an injunction against any actual or threatened breach or violation of the covenants contained in this Section 6.2 and/or the right have the restrictive covenants set forth in this Section 6.2 specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause immediate and irreparable injury to the Buyer and that money damages alone may not provide adequate remedy; and

(ii) Accounting. The right and remedy to require a Party to account for and pay over to the Company all payments, profits, monies, accruals, increments or other benefits derived or received by such Party as the result of any transactions constituting a breach of any of the conditions and provisions of this Section 6.2

(f ) Blue Penciling. If any term or other provision of this Section 6.2 is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Section 6.2 shall nevertheless remain in full force and effect. Upon determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to, or the court making such a determination shall, modify this Section 6.2 so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

6.3 Board of Directors of the Company. On the Closing Date and subject thereto, the Board of Directors of the Company shall consist of five (5) individuals three (3) of whom shall be designated by the Buyer, Bruker and one (1) additional individual who shall be designated by Bruker. In the event of a Buyer Repurchase Failure, the Buyer’s nominated Directors shall immediately discontinue their services to the Company and terminate their position.

6.4 Due Diligence Investigation.

(a) Between the date of execution of this Agreement and the Closing Date, the Buyer shall be given an opportunity to conduct a thorough investigation and analysis of the business, assets, liabilities, financial condition and business prospects of Globisens (the “Due Diligence Investigation”). In such connection and in order to facilitate such Due Diligence Investigation, Bruker and other members of Globisens management shall fully cooperate with the Buyer and its representatives, and provide such persons, during business hours and upon reasonable advance notice, with access to the books and records of Globisens, inspection of its facilities and permit Buyer and its representatives to interview personnel and other consultants to Globisens.

(b) Notwithstanding anything to the contrary, express or implied, contained in this Agreement, the obligation of the Buyer to consummate the Closing and purchase the Shares as contemplated herein, shall be subject to Buyer’s completion of its Due Diligence Investigation until October 31, 2014 (the “Due Diligence Period”) which shall be satisfactory to the Buyer and its representatives, in the exercise of its and their sole discretion. Until the end of the Due Diligence Period , Buyer will conduct a thorough due diligence review of the Company and its assets to verify the accuracy and completeness of all representations and warranties made under Section 3 hereunder. Buyer acknowledges and agrees that upon the end of the Due Diligence Period it shall have verified the accuracy and completeness of all such representations and warranties and its full and complete satisfaction from the findings of its review of the Company. Accordingly, effective immediately following the Closing, Buyer releases, and forever discharges the Company and the Selling Parties, of and from any and all actions, causes of actions claims or demands that may arise in connection with the accuracy or completeness of any representation or warranty made under Section 3 hereunder, except as otherwise specified in said Section 3. Neither Buyer nor any party related directly or indirectly to Buyer, shall make any claim (including for Indemnification) or cause of action against the Company or any Selling Parties or any party related directly or indirectly to any of the Company or to the Selling Parties, in connection with any representation or warranty or any matter specified thereunder or in connection with the results of Buyer’s examination and/or review of the Company.

6.5 Further Assurances. Each of the Parties shall execute such documents and other papers and perform such further acts as may reasonably be required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each of the Parties shall use its reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing.

6.6 Examinations and Investigations. The Buyer acknowledges that prior to the Closing Date, the Buyer, through its employees and representatives, will have made such investigations of the Company’s Business and its operation and made examination of the books, records and financial condition of the Company’s Business as the Buyer reasonably considered necessary. Any such examination will have been made to Buyer’s full satisfaction.

6.7 Access to Records. Each Party agrees to provide the other party with reasonable access to the books and records of the other party related to the Business after the Closing Date for the purpose of preparing tax returns, defending claims or other reasonable business purposes.

6.8 Employment Agreement and Compensation.

(a) On the Closing Date of the purchase of the Subject Globisens Shares, the Company shall enter into a two (2) year employment agreement with Bruker, who shall continue to serve as the CEO of the Company, in the form of Exhibit 6.8(a), annexed hereto and made a part hereof (the “Bruker Employment Agreement”).

(b) Such Employment Agreement shall provide, inter alia, that Bruker will be entitled to receive; (i) a base salary of USD one hundred and forty thousand dollars ($140,000) per year (the “Base Salary”); (ii) a commission equal to Three Percent (3%) of Company sales, paid quarterly (“Commission”); and (iii) stock options to purchase a total amount of One Hundred Fifty Thousand (150,000) shares of common stock of Buyer (the “Incentive Stock Option Shares”) with a two year vesting period, under which fifty Percent (50%) of the Stock Option Shares shall vest at the end of each anniversary year of employment. Immediately after Closing and the prior to the issuance of the Incentive Stock Option Shares Buyer shall cause the Company to adopt an Employees Stock Option Plan, execute option agreement with Bruker and execute any further action and/or document in accordance with Paragraph 102 to the Israeli Tax Ordinance in order to enable Bruker, in his capacity as Chief Executive Officer of the Company to receive such Incentive Stock Option Shares which shall be taxed as capital gain.

6.9 Buyer IPO. The Buyer shall use its best efforts to consummation the Buyer IPO on the NASDAQ or NYSE:Amex under which it shall raise an amount enabling the Buyer to finance the Transactions contemplated herein and pay the full Purchase Price by not later than March 31, 2015, [reinstated] and shall pay all costs and expenses associated therewith. In such connection, Bruker and the Company shall fully cooperate with Buyer and furnish to the Buyer and its counsel all information reasonably requested by Buyer and its counsel as shall be required in connection with a United States public offering of securities, including such information concerning the Company and its executive officers and management that is to be included in the Registration Statement and related prospectus relating to such Buyer IPO. None of the Globisens Shareholders shall be liable to any representation, warranty or any other information set forth in any registration statement being published by the Buyer in connection with the Buyer IPO process. However, prior to filing any Registration Statement or amendment with the SEC, the Buyer shall submit drafts of such document to the Company for its review and approval and such representation, warranty or any other information as it relates to Globisens and the Buyer Share ownership shall be approved by the CEO of the Company as such.

INDEMNIFICATION

6.9 Survival. Except as otherwise expressly provided in this Agreement, all of the representations and warranties of Globisens and Bruker shall terminate as at the Closing Date and shall thereafter be of no further force or effect. The remaining representations of any of the Selling Parties shall survive the execution and delivery hereof and the Closing indefinitely. The foregoing shall not apply to any intentional material misrepresentation of which the Selling Party making such representation had knowledge prior to the Closing Date and which constitutes or is tantamount to fraud. Except for the representations and warranties set forth in Sections 5.1, 5.2 and 5.3, which shall survive indefinitely, all of the representations and warranties of the Buyer shall survive the execution and delivery hereof until immediately following the execution of the Put Option by Selling Parties.. All covenants and agreements respectively made by the Selling Parties and the Buyer in this Agreement to be performed after the Closing Date shall survive the Closing and will remain in full force and effect thereafter until (i) in the case of all covenants and agreements that have specified terms or periods, until the expiration of the terms or periods specified therein; and (ii) in the case of all other covenants and agreements that do not have specified terms or periods, until the fulfillment thereof.

6.10 Obligation of Selling Parties to Indemnify. Subject at all times to the provisions of Sections 7.1 and 7.6 of this Agreement, from and after the Closing Date, the Selling Parties shall severally and not jointly, indemnify, defend and hold harmless the Buyer and its directors, officers, employees, Affiliates and assigns (each, a “Buyer Indemnified Party”; notwithstanding the aforesaid, it is agreed, that Vert shall not be a Buyer Indemnified Party) from and against any losses, liabilities, damages (including incidental and consequential damages), deficiencies, costs, expenses (including interest, penalties and reasonable attorneys’ fees and disbursements) or diminution of value (collectively, “Losses”) sustained or incurred by such Buyer Indemnified Party relating to, caused by or resulting from:

(a) to the extent applicable, any breach of any representation or warranty of the Selling Parties contained in this Agreement; or

(b) any breach of, or failure to satisfy, any material covenant or obligation of the Selling Parties in this Agreement.

For the avoidance of any doubt, Selling Party’s obligation to indemnify Buyer Indemnified Party under this Section 7 shall only be made with respect to claims or actions or proceedings made only in Israel, according to Israeli law.

6.11 Obligation of Buyer to Indemnify. From and after the Closing Date, the Buyer shall indemnify, defend and hold harmless the Company, the Globisens Shareholders and Selling Parties’ directors, officers, employees, Affiliates and assigns (each, a “Globisens Shareholders Indemnified Party”) from and against any Losses, liabilities, damages (including incidental and consequential damages), deficiencies, costs, expenses (including interest, penalties and reasonable attorneys’ fees and disbursements) or diminution of value sustained or incurred by such Globisens Shareholders Indemnified Party relating to, caused by or resulting from:

(a) any misrepresentation or breach of warranty of the Buyer contained in this Agreement, contained herein or in any certificate, schedule, document, or other writing delivered by the Buyer pursuant to this Agreement; or

(b) any breach of, or failure to satisfy, any material covenant, term, condition or obligation of the Buyer in this Agreement or on any other certificate, document, writing or instrument delivered by the Buyer pursuant to this Agreement

6.12 Notice of Third Party Claims to Indemnifying Party. If any Party (the “Indemnitee”) receives notice of any claim or the commencement of any action or proceeding from a Person not a party to this Agreement with respect to which another Party (or Parties) to this Agreement is obligated to provide indemnification (the “Indemnifying Party”) pursuant to Section 7.2 or Section 7.3, the Indemnitee shall promptly give the Indemnifying Party notice thereof. Such notice shall describe the claim in reasonable detail and shall indicate the amount (estimated if necessary) of the Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party may elect to compromise or defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any such matter involving the asserted Liability of the Indemnitee. The failure to provide such notice will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby. If the Indemnifying Party elects to compromise or defend such asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, any such asserted Liability. In such case the Indemnitee may participate, at its own expense, in such defense. In the event that the Indemnitee determines in good faith that a conflict of interest exists or that there are defenses, claims or counterclaims available to the Indemnitee that are not available to the Indemnifying Party, then the Indemnitee shall have the option of obtaining its own counsel for such claim at the Indemnifying Party’s cost and expense. If the Indemnifying Party elects not to compromise or defend against the asserted Liability, or fails to notify the Indemnitee of its election as herein provided, the Indemnitee may at the Indemnifying Party’s expense, pay, compromise or defend such asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld provided, further, that no Indemnitee shall be required to consent to, and neither the Indemnifying Party nor the Indemnitee shall settle or compromise, any claim in any manner that, in the reasonable judgment of the Indemnitee or its counsel, will materially adversely affect the Indemnitee other than as a result of money damages or other money payments that are fully paid by the Indemnifying Party. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

6.13 Notice of Claims. In the case of a claim for indemnification hereunder that is not a third party claim covered by Section 7.4 hereof, upon determination by an Indemnitee that it is entitled to indemnification, the Indemnitee shall deliver notice of such claim to the Indemnifying Party, setting forth in reasonable detail the basis of such claim for indemnification (the “Indemnification Notice”). Upon the Indemnification Notice having been given to the Indemnifying Party, the Indemnifying Party shall have thirty (30) days in which to notify the Indemnitee in writing (the “Dispute Notice”) that the amount of the claim for indemnification is in dispute, setting forth in reasonable detail the basis of such dispute. In the event that a Dispute Notice is not given to the Indemnitee within the required thirty (30) days, the Indemnifying Party shall be obligated to pay the Indemnitee the amount set forth in the Indemnification Notice within sixty (60) days after the date that the Indemnification Notice had been given to the Indemnifying Party. In the event that a Dispute Notice is timely given to an Indemnitee, the Parties hereto shall have thirty (30) days to resolve any such dispute. In the event that such dispute is not resolved by such Parties within such period, the Parties shall have the right to pursue all available remedies to resolve such dispute.

7.6. Limitations on Indemnity Obligations. Indemnification under this Article VII shall be the sole and exclusive remedy for the matters listed in Sections 7.2 and 7.3, except in the case of fraud, willful misconduct or intentional misrepresentation. There shall be no recovery for claims under Sections 7.2(a) or 7.3(a) (except in the case of fraud, willful misconduct or intentional misrepresentation) unless and until the aggregate amount of Losses of the Indemnitee that may be claimed thereunder exceeds USD Twelve Thousand Five Hundred Dollars (USD $12,500.00) (the “Threshold”), and once such Threshold has been reached, the Indemnifying Parties shall be liable to the Indemnitees only for the amount of Losses in excess of the Threshold. The maximum recovery for claims by the Buyer under Section 7.2(a) or by the Selling Parties under Section 7.3(a) (except, in either case, in the case of fraud, willful misconduct or intentional misrepresentation) shall be limited USD Five Hundred Thousand Dollars (USD $500,000) (the “Indemnity Cap”).

For the avoidance of any doubt, any claim made against Buyer as a result of their breach of their commitment to pay the Globisens Shareholders the Purchase Note, or any part thereof, shall not be limited by the terms of Section 7 whatsoever.

ARTICLE VII.

GENERAL PROVISIONS

7.1 Publicity. No publicity release or announcement concerning this Agreement, the Transaction Documents or the transactions contemplated hereby and thereby shall be issued without advance approval of the form and substance thereof by the Selling Parties and the Buyer, except as may otherwise be required by Law (in which case the party making such release or announcement will provide concurrent or, if practicable, prior notice to the other Parties hereto).

7.2 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by either the Globisens Shareholders (by notice from the Representative) or the Buyer if the Closing shall not have occurred by the Outside Closing Date;

(b) by the Buyer, upon a material breach of any representation or warranty of the Globisens Shareholders set forth in this Agreement, or if any representation or warranty of the Globisens Shareholders shall have become untrue prior to the Closing Date resulting in a breach of one of the conditions to the Closing;

(c) by the Globisens Shareholders, upon a material breach of any representation or warranty of the Buyer set forth in this Agreement, or if any representation or warranty of the Buyer shall have become untrue prior to the Closing Date resulting in a breach of one of the conditions to closing; or

(d) by the mutual written consent of the Globisens Shareholders (by notice from the Representative) and the Buyer.

If this Agreement is terminated pursuant to Section 8.2(a) or Section 8.2(d) above or by the GlobisenS Shareholders’ Representative as a result of the Buyer’s failure to make timely payment of the Purchase Price, this Agreement shall become null and void, and none of the Parties hereto shall have any further liability hereunder or in connection with any other Transaction Document. It is also agreed that the Primary Company’s Expenses paid by Buyer to the Company shall be returned to Buyer only upon and following the Closing Date and consummation of the Buyer IPO and the transaction hereunder.Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made on (i) delivery thereof, if by hand; (ii) upon receipt, if sent by mail (registered or certified mail, postage prepaid, return receipt requested); (iii) on the second Business Day following deposit, if sent by a recognized overnight delivery service; or (iv) upon transmission, if sent by facsimile transmission (in each case with receipt verified by electronic confirmation), in each case as follows:

(i) if to the Buyer, to:	(ii) if to the Globisens Shareholders, to:

Logical Choice Corporation	Globisens Ltd.,
c/o Vert Capital Corp.	94 Derekh Em Hamoshavot, Petah Tikva
10951 W. Pico Blvd	4970602, Israel
Suite 204	Attn: Dovi Bruker
Los Angeles, CA 90064	Chief Executive Officer
Telephone: (310) 785-6600	Telephone:
Facsimile No.: (310) 785-66164	Office:
Email: michael@vertcapital.com	Facsimile:
Email:

with a copy to:	with a copy to:

Hunter Taubman Weiss LLP	Arad & Co., Law Offices
Attn: Stephen A. Weiss	Lior Kwitner, Esq.
575 Lexington Avenue, Suite 4027	1 Kermenitzki St., Tel-Aviv 67899,
New York, NY 10022	Israel
Telephone: (212) 600-2284	Tel. +972-3-6246888
Cell phone: (917) 797-0015	Fax. +972-3-6246999
Email: sweiss@htwlaw.com	E-Mail: lior@arad-law.com

provided, that each party hereto shall promptly notify the other Parties hereto of any change in its contact information, which revised contact information shall thereafter be for purposes of this Section 7.2 until further revised.

7.3 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Transaction Documents contain the entire agreement among the Parties with respect to the purchase of the Company Ordinary Shares and related transactions and supersede all prior agreements, written or oral, with respect thereto.

7.4 Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.

7.5 Exhibits, Schedules and Annexes. The Exhibits, Schedules and Annexes to this Agreement are a part of this Agreement as if set forth in full herein. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

7.6 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

7.7 Counterparts. This Agreement may be executed in one or more original or facsimile counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

7.8 Construction and Interpretation. The Parties acknowledge and agree that this Agreement has been freely negotiated and shall be deemed to have been drafted by the Parties jointly. Accordingly, no court should construe any provision for or against any party as a result of such party being involved in the drafting of this Agreement.

7.9 Assignment. No party may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Parties to this Agreement;

7.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as otherwise expressly provided herein, nothing contained in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

7.11 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to, or the court making such a determination shall, modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the effect that the transactions contemplated hereby are fulfilled to the extent possible.

7.12 Governing Law; Forum. This Agreement and shall be governed by the laws of the State of Israel. The Parties hereto do hereby consent and submit to the exclusive venue and jurisdiction of the State of Israel, the Courts residing in Tel Aviv- Jaffa as the sole and exclusive forum for such matters of disputes, and further agree that, in the event of any action or suit as to any matters of dispute among the Parties, service of process may be made upon the other party by mailing a copy of the summons and/or complaint to the other party at the address set forth herein. .

[Remainder of page left blank intentionally; Signature page to follow]

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement on the date first above written.

Buyer:	LOGICAL CHOICE CORPORATION

By:
	Name:	Mark Elliott
	Title:	Chief Executive Officer

Globisens Shareholders:

DOVI BRUKER

BENJAMIN KAUFMAN

ALEJANDRO JOSE MERIKANSKAS HALPERN

ARTURO LEON MERIKANSKANSKAS HALPERN

JUDITH ANAT HERZOG

The Company:		GLOBISENS LTD.,

By:
	Name:	Dovi Bruker
	Title:	CEO

List of Exhibits and Annexes [to be completed until Closing]

Exhibit 1.4(b)	Trustee Instructions Agreement
Exhibit 6.8	Form of Employment Agreement
Annex A	Capitalization Table
Annex I	Definitions

Execution Copy

ANNEX A

GLOBISENS CAPITALIZATION

At closing with LLC
Name	Title	Stock	%
Dov Bruker	Founder and CEO	8,693	62.54%
Alejandro Merikanskas	Lender	1,005	7.23%
Artoro Merikanskas	Lender	1,005	7.23%
Ben Kaufmann	Lender	2,780	20.00%
Judith Herzog	Investor	417	3.00%

Total		13,901	100.00%

Annex I

Definitions

(a) Defined Terms

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under Ordinary control with, such Person. The Stockholder is an Affiliate of the Company.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in Los Angeles, California and Tel Aviv, Israel are open for the general transaction of business.

“Contract” means any contract, agreement, license, indenture, note, bond, loan, instrument, lease, commitment, work order, task order, purchase order, statement of work, understanding or other arrangement, whether, express or implied, written or oral.

“control” (including, with correlative meanings, the terms “controlled by” and “under Ordinary control with”), as applied to any Person, shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Dollar”, “USD” or “$” means United States dollars.

“Encumbrances” means any mortgage, pledge, security interest, encumbrance, lien, claim, option, easement, deed of trust, right-of-way, encroachment, restriction on transfer (such as a right of first refusal or other similar rights, defect of title or charge of any kind, whether voluntary or involuntary, on any of the assets, properties or securities of the Company, including any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction.

“GAAP” shall mean generally accepted accounting principles as are in effect from time to time applied on a consistent basis both as to classification of items and amounts.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official, regulator, quasi-governmental authority, or other instrumentality of the State of Israel.

“Infras” shall mean international financial reporting accounting standards as are in effect from time to time applied on a consistent basis both as to classification of items and amounts.

“Intellectual Property” shall mean all of the following items, along with all income, royalties, damages and payments due or payable at the Closing or thereafter, including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights or interests that, now or hereafter, may be secured throughout the world: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof; (ii) trademarks, service marks, trade dress, logos, trade names, together with all translations, adaptations, derivations, and combinations, including all goodwill associated therewith; (iii) copyrights, registered or unregistered and copyrightable works; (iv) domain names; (v) mask works; (vi) all registrations, applications and renewals for any of the foregoing; (vii) trade secrets, (viii) computer software and software systems (including data compilations, databases and related documentation); (ix) rights of publicity, persona rights or other rights to use indicia of any Person’s personality; (x) licenses or other agreements to or from third Parties regarding the foregoing; and (xi) all copies and tangible embodiments of the foregoing (in whatever form or medium).

“Key Customers” mean the 10 largest customers of the Business by Dollar value.

“Key Suppliers” mean the 10 largest suppliers of the Business by Dollar value.

“Knowledge” means the actual knowledge of the Globisens Shareholders or any executive officer or director of the Company, Vert or the Buyer, as applicable, after due inquiry.

“Laws” (or “Law” where the context requires) shall mean applicable international, multinational, national, foreign, federal, state, municipal, local (or other political subdivision) or administrative law, constitution, statute, code, ordinance, rule, regulation, requirement, standard, policy, or guidance having the force of law, treaty, judgment, order, injunction, award and decree of any kind of nature whatsoever including any judgment or principle of Ordinary law.

“Legal Proceeding” means any action, suit, litigation, investigation or judicial, administrative or arbitration inquiry or proceeding.

“Liability” means any liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether secured or unsecured, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes, other governmental charges or lawsuits brought, whether or not of a kind required by GAAP to be set forth on a financial statement.

“Licenses” means all licenses, sublicenses, concessions and other agreements, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Globisens Shareholders or any Affiliate of the Globisens Shareholders have licensed any Purchased Asset, including any Intellectual Property.

“Material Adverse Change” means a material and adverse change in (or effect on) the financial condition, properties, assets, liabilities, rights, obligations, operations or business, of a Person and its Subsidiaries taken as a whole.

“Material Contract” means each Contract to which the Company is a party which requires the payment during the term thereof in excess of $25,000.

“Order” means any enforceable award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency, other Governmental or Regulatory Authority or by any arbitrator.

“Ordinary Course” means, with respect to any Person, in the ordinary course of that Person’s business consistent with past practice, including as to the quantity, quality and frequency.

“Permits” means permits, certificates, licenses, orders, franchises, authorizations and approvals issued or granted by Governmental or Regulatory Authorities.

“Person” shall mean any person or entity, whether an individual, trustee, corporation, corporate, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority or any similar entity.

“Tax Returns” shall mean all returns, declarations, reports, claims for refund, forms, estimates, information returns and statements required to be filed in respect of any Taxes to be supplied to a taxing authority in connection with any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” (or “Tax” where the context requires) means all federal, state, county, local, foreign and other taxes imposed under the laws of the State of Israel (including, without limitation, income, profits, windfall profits, environmental premium, disability, registration, license, alternative or add-on minimum, stamp, value added, goods and services, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, social security, unemployment compensation, payroll-related and property taxes, import duties and other governmental charges and assessments, including any Liability of the Company or the Globisens Shareholders, and including deficiencies, interest, additions to tax or interest and penalties with respect thereto relating to the assets, business or property of the Company with respect to any period prior to the Closing Date or arising out of the transaction contemplated hereby.

“Transaction Documents” shall mean the collective reference to this Agreement, all Exhibits to this Agreement and all other certificates and instruments to be executed and delivered by the Parties on the Closing Date, including, without limitation, the Subject Globisens Shares, the Purchase Note, the Security Agreement, the Pledge and Trust Agreement, and the Employment Agreement.

(b) For the purposes of this Agreement, except to the extent that the context otherwise requires:

(i) whenever the words “include,” “includes” or “including” (or similar terms) are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(ii) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(iii) all terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(iv) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(v) if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day;

(vi) references to a Person are also to its permitted successors and assigns; and

(vii) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

Exhibit 1.4(B)

TRUSTEE INSTRUCTIONS AGREEMENT

Exhibit 6.8(a)

FORM OF EMPLOYMENT AGREEMENT